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                                                                 Exhibit 10.31.1

             Amendment No. 1 to the Employment Protection Agreement
               Between Loral SpaceCom Corporation (the "Company")
                        and ---------- (the "Executive")
                 dated as of January 22, 2002 (the "Agreement")



         Pursuant to resolutions of the Board of Directors of the Company dated February 7, 2002, this Amendment No. 1 to the Agreement is made effective as of this 7th day of February, 2002.

         1. Section 7(d) of the Agreement is hereby amended by adding at the end of such Section new subparagraph (D) to read as follows:

         "(D) For purposes of calculating the amount owed to the Executive pursuant to Section 7(d)(ii)(B)(2) of this Agreement, with respect to any year in which the Executive elected to receive or was given common stock or stock options in respect of all or any portion of the Annual Bonus, the amount of such bonus shall be calculated based on the aggregate value of cash and equity granted to the Executive, without regard to any vesting restrictions. For this purpose, shares of common stock shall be valued based on their fair market value on the date the bonus was awarded, and any options to acquire common stock shall be valued on such date based on the Black Scholes option valuation model."

         2. Section 9(a) of the Agreement is hereby amended in its entirety to read as follows:

         "Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, or any vesting of options or stock, (whether such payment, distribution or vesting occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments."


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         Except as provided in this Amendment No. 1, all terms and conditions of the Agreement shall remain unchanged.



                                      LORAL SPACECOM CORPORATION



                                      By: /s/ Avi Katz
                                          -------------------------------------
                                          Name:  Avi Katz
                                          Title:   Vice President and Secretary



                                      EXECUTIVE:



                                      -----------------------------------------
                                      Name: